EXHIBIT 99

NEWS RELEASE

FOR FURTHER INFORMATION, CONTACT:

Steven D. Albright	Fred A. Nielson
Chief Financial Officer	Investor Relations
(636) 733-1305	(636) 733-1314

RELIV INTERNATIONAL, INC. REPORTS DOUBLE-DIGIT INCREASE
IN NET SALES FOR FIRST QUARTER OF 2007

Introduction of Slimplicity Weight Loss System Sparks Growth

FOR IMMEDIATE RELEASE

CHESTERFIELD, Mo., May 2, 2007 - Reliv International, Inc. (NASDAQ:RELV), a developer, manufacturer and marketer of proprietary nutritional supplements, today reported record net sales and earnings for the first quarter of 2007. Net income of $2.6 million represented a 6.9 percent increase over net income in the first quarter of 2006. Diluted earnings per share rose from $0.15 in the year-ago quarter to $0.16 in the first quarter this year.

Net sales increased 12.1 percent from $31.2 million in the first quarter last year to $35.0 million in this year’s first quarter. In the United States, first-quarter sales rose 11.8 percent to $31.9 million, and non-U.S. sales equaled $3.1 million, an increase of 14.8 percent over the first quarter of 2006.

“The driving force behind our sales increase in the United States was the introduction of the Slimplicity Weight Loss System in February,” said Robert L. Montgomery, chairman of the board, president and chief executive officer of Reliv. “Slimplicity was the key to our double-digit sales growth as well as to a strong increase in sponsorship of new distributors.”

As of March 31, Reliv’s worldwide distributor base was 68,690, which represents a 6.2 percent increase of total distributors compared with the end of the first quarter of 2006. The United States reported its best quarter for distributor sign-ups in more than 10 years, gaining 40 percent vs. the first quarter of 2006.

“U.S. distributors continue to be excited by the potential for Slimplicity, and we believe the worldwide market for Slimplicity has greater potential than the U.S. market,” Montgomery said. Reliv is in the process of obtaining approval for the sale of Slimplicity in non-U.S. markets.

During the first quarter, in addition to the launch of Slimplicity, Reliv introduced its redesigned Web site, www.reliv.com, to positive public response. The site has an improved look and it’s easier to navigate than the previous site.

The company also debuted a new basic training program for its distributor force in the first quarter. “We are confident that the new training will help our many new distributors get off to a great start,” Montgomery said.

Reliv’s proprietary nutritional supplements, its outstanding business opportunity and a proven system designed to help distributors build their businesses also were important factors in Reliv’s first-quarter performance.

Reliv will host a conference call to discuss first quarter 2007 earnings with investors at 1:00 p.m. Eastern Time on May 2, 2007. The dial-in number for investors is 866-578-5771. The participant passcode is 86923338. To register, please call in 15 minutes prior to start of the call. A replay of this call will be available for one week by telephone from 3:00 p.m. Eastern by calling 888-286-8010 and using the passcode 28215664. A live web cast of this call will be available through the Investor Relations section of Reliv's Web site, http://www.reliv.com/us/investor. An online archive of the broadcast will be available on Reliv's Web site in the Investor Relations section 24 hours after the call concludes.

Reliv International, Inc., based in suburban St. Louis, Mo., develops, manufactures and markets a proprietary line of nutritional supplements addressing basic nutrition, specific wellness needs, weight management and sports nutrition. Reliv sells its products through an international network marketing system of approximately 68,000 independent distributors. Additional information about Reliv International, Inc. can be obtained on the Web at http://www.reliv.com.

Statements made in this release that are not historical facts are "forward-looking" statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These forward-looking statements may include, but are not limited to, statements containing words such as "may," "should," "could," "would," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," "continue," or similar expressions.

Factors that could cause actual results to differ are identified in the public filings made by Reliv' with the Securities and Exchange Commission. More information on factors that could affect Reliv's business and financial results are included in its public filings made with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which are available on Reliv's web site, http://www.reliv.com.

-- FINANCIAL HIGHLIGHTS FOLLOW -

Reliv International, Inc. and Subsidiaries
ADD TWO

Consolidated Balance Sheets

	March 31	December 31
	2007	2006
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$10,228,771	$9,332,810
Short-term investments	8,864,000	7,864,000
Accounts and notes receivable, less allowances of
$7,000 in 2007 and $6,200 in 2006	988,379	669,379
Accounts due from employees and distributors	216,319	223,246
Inventories	5,134,092	4,778,221
Other current assets	2,090,939	1,977,522

Total current assets	27,522,500	24,845,178
Other assets	3,291,863	3,002,496
Net property, plant and equipment	9,292,998	9,434,546

Total Assets	$40,107,361	$37,282,220

Liabilities and Stockholders' Equity

Total current liabilities	$11,914,474	$8,615,256
Total non-current liabilities	1,117,265	933,113
Stockholders' equity	27,075,622	27,733,851

Total Liabilities and Stockholders' Equity	$40,107,361	$37,282,220

Consolidated Statements of Operations
	Three months ended March 31
	2007	2006
	(Unaudited)	(Unaudited)
Product sales	$31,397,966	$28,041,335
Handling & freight income	3,565,679	3,154,017

Net Sales	34,963,645	31,195,352

Costs and expenses:
Cost of products sold	6,061,392	5,082,181
Distributor royalties and commissions	13,928,563	12,627,032
Selling, general and administrative	11,029,850	9,466,741

Total Costs and Expenses	31,019,805	27,175,954

Income from operations	3,943,840	4,019,398
Other income (expense):
Interest income	212,602	84,676
Interest expense	(126)	(34,441)
Other income\expense	96,933	60,636

Income before income taxes	4,253,249	4,130,269
Provision for income taxes	1,633,000	1,680,000

Net Income	2,620,249	2,450,269

Earnings per common share - Basic	$0.16	$0.16
Weighted average shares	16,431,000	15,569,000

Earnings per common share - Diluted	$0.16	$0.15
Weighted average shares	16,580,000	15,981,000

Cash dividends declared per common share	$0	$0

Reliv International, Inc. and Subsidiaries
ADD THREE

	The following table summarizes net sales by geographic market ranked by the date we
	began operations in each market for the three months ended March 31, 2007 and 2006.

Net sales by Market	Three months ended March 31,
(in thousands)
	2007		2006		Change from prior year
	Amount	% of Net Sales	Amount	% of Net Sales	Amount	%

United States	31,904	91.2%	28,530	91.5%	3,374	11.8%
Australia/New Zealand	653	1.9%	579	1.9%	74	12.8%
Canada	441	1.3%	409	1.3%	32	7.8%
Mexico	410	1.2%	329	1.0%	81	24.6%
United Kingdom/Ireland	287	0.8%	273	0.9%	14	5.1%
Philippines	628	1.8%	493	1.5%	135	27.4%
Malaysia/Singapore	330	0.9%	458	1.5%	(128)	-27.9%
Germany	311	0.9%	124	0.4%	187	150.8%

Consolidated Total	34,964	100.0%	31,195	100.0%	3,769	12.1%

	The following table sets forth, as of March 31, 2007 and 2006, the number of our active
	distributors and Master Affiliates and above. The total number of active distributors includes Master
	Affiliates and above. We define an active distributor as one that enrolls as a distributor or renews its
	distributorship during the prior twelve months. Master Affiliates and above are distributors that have
	attained the highest level of discount and are eligible for royalties generated by Master Affiliates and
	above in their downline organization. Growth in the number of active distributors and Master Affiliates
	and above is a key factor in continuing the growth of our business.

Active Distributors and Master Affiliates and above by Market

	March 31, 2007		March 31, 2006		% Change
	Active Distributors	Master Affiliates and Above	Active Distributors	Master Affiliates and Above	Active Distributors	Master Affiliates and Above

United States	56,320	12,660	52,360	12,930	7.6%	-2.1%
Australia/New Zealand	2,520	270	2,370	180	6.3%	50.0%
Canada	1,170	150	1,160	140	0.9%	7.1%
Mexico	1,170	170	1,230	200	-4.9%	-15.0%
United Kingdom/Ireland	940	130	800	110	17.5%	18.2%
Philippines	3,750	270	3,500	270	7.1%	0.0%
Malaysia/Singapore	2,310	260	3,100	380	-25.5%	-31.6%
Germany	510	150	180	70	183.3%	114.3%

Consolidated total	68,690	14,060	64,700	14,280	6.2%	-1.5%

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